CODE OF ETHICS
                                       FOR
   PRINCIPAL VARIABLE CONTRACTS FUND, PRINCIPAL INVESTORS FUND (the "Funds"),
             PRINCIPAL MANAGEMENT CORPORATION, PRINCIPAL FINANCIAL
               ADVISORS and PRINCOR FINANCIAL SERVICES CORPORATION
                    (Collectively "Principal Fund Entities")
                        (Revised Effective June 12, 2006)

I.       Statement of Purpose and General Principles

         The purpose of this Code of Ethics (Code) is to prevent conflicts of interest which may exist, or appear to exist, when officers, directors and employees of one or more of the Principal Fund Entities own or engage in transactions involving Securities that are:
1)            owned;
2)            being purchased or sold; or
3) being considered for purchase or sale by any mutual fund for which Principal Management Corporation ("Principal Management") serves as investment adviser to the Funds.

         Central to this Code are the following fiduciary principles:

         A.     The duty at all times to place the interests of customers first.

         B. The requirement that all personal security transactions be conducted consistent with this Code, and in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility.

         C. The fiduciary principle that officers, directors and employees of a Principal Fund Entity should not take inappropriate advantage of their positions.

         D. The fiduciary principle that officers, directors and employees of a Principal Fund Entity must maintain in confidence information concerning the Security holdings of the Funds.

         E. The duty of officers, directors and employees of a Principal Fund Entity to comply with applicable federal and state securities laws.

II.      Definitions:

          A. SECURITY: Shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements, shares of any money market mutual funds, shares of open-end investment companies (i.e. mutual funds) or open-end exchange traded funds that are not managed by Principal Management, or an affiliate, municipal fund securities (i.e. 529 Plan securities) that are not managed by Principal Management or an affiliate and shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are managed by Principal Management, or an affiliate, (e.g. variable contracts not issued by Principal Life Insurance Company).

         B.     ACCESS PERSON: "Access Person" includes any of the following:

               1. Officers and directors of Principal Management or Principal Financial Advisors;

               2.   Officers and directors of the Funds;

               3. Officers and directors of Princor Financial Services Corporation, and employees of the Funds, Principal Management, or any company controlling Principal Management, who, in connection their regular functions or duties, make, participate in, or obtain information regarding, the purchase or sale of a Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; 4. Employees of Principal Management who (a) have access to nonpublic information regarding a Fund's purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of a Fund, or (b) who are involved in making securities recommendations to a Fund, or who have access to such recommendations that are nonpublic; and 5. Employees of
                    Principal Financial Advisors who (a) have access to nonpublic information regarding a customer's purchase or sale of Securities or (b) are involved in making securities recommendations to a customer, or have access to such recommendations that are nonpublic.

                Access Persons consist of the following sub-categories:

                (1) Portfolio Trading/Holdings Access Persons (individuals who have access to nonpublic information relating to a Fund's non-public portfolio holdings and trading activity on a day-to-day basis as part of their regular functions or duties); and

                (2) Other Access Persons (all Access Persons who are not
                    included in sub-category 1).

         C. PGI SUB-ADVISED FUND: Any Fund to which Principal Global Investors, LLC, Post Advisory Group, or Principal Real Estate Investors, LLC provides investment advisory services.



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         D.     BENEFICIAL OWNERSHIP: "Beneficial Ownership" shall be
                interpreted in the same manner as in determining whether a person is the beneficial owner of a security for purposes of
                Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. For example, the term "Beneficial Ownership" encompasses:
(i) in addition to securities in a person's own account(s), securities owned by members of the person's immediate family sharing the same household;
(ii) a partner's proportionate interest in the portfolio securities held by a partnership (e.g. an investment club); and (ii) securities a person might acquire or dispose of through the exercise or conversion of any derivative security, whether presently exercisable or not.

         E. RESTRICTED LIST: The Restricted List shall include the names of all Securities: (1) being considered for purchase or sale by any PGI Sub-Advised Fund; and (2) currently held, or being purchased or sold by, any Fund.

                A Security owned by an Index Fund or that is currentlybeing traded by an Index Fund, shall be included on the Restricted List only if a Fund other than an Index
                Fund owns or is currently trading such Security.

                The reference date for determining when a Security is being considered for purchase or sale by a PGI Sub-Advised Fund is the date on which the Fund's portfolio manager views the purchase or sale of the Security, including the writing of an option to purchase or sell a Security, for a Fund as probable. Securities held by a PGI Sub-Advised Fund shall be removed from the Restricted List 15 days after a Fund has:
                (1) ceased considering the Security for purchase; or (2) entirely liquidated its position in such Security.

                A security held by a Fund that is not a PGI Sub-Advised Fund shall be removed from the Restricted List immediately after all such Funds have entirely liquidated their positions in such security.

         F. THE FUNDS: The mutual funds for which Principal Management serves as investment advisor. In the case of a series Fund, "Fund" shall mean a series of the Fund.

         G. AUTOMATIC INVESTMENT PLAN: A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes purchases made through a dividend reinvestment plan, a payroll deduction plan, and periodic variable life insurance premium payments and withdrawals from variable life insurance or variable annuity contracts made to pay policy/contract charges, and other similar purchase or withdrawal arrangements.

III. Exempted Transactions. The pre-clearance provisions of Section V of this Code shall not apply to: A. Sales made pursuant to a general public tender offer.

         B. The acceptance of stock dividends resulting from Securities already owned;

         C. the reinvestment of cash dividends resulting from Securities already owned under a dividend reinvestment program (DRP);

         D. the participation in an automatic investment plan for the purchase of Securities;

         E. Purchases effected upon the exercise of rights issued by a Security's issuer pro rata to all holders of a class of Securities, to the extent such rights are acquired directly from the issuer thereof, and sales of such rights.

         F. Purchase or sales of Securities in response to the exercise of an option written by the Access Person.

         G. Exercising rights to exchange or convert Securities but only when those rights have been acquired in accordance with the Code.

         H. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

         I. Purchases or sales which are non-volitional on the part of either the Access Person or one of the Funds, such as margin calls or close out sales.

         J. Transactions in any securities issued by any mutual fund, exchange traded fund, variable annuity or variable life insurance contract or transactions in any securities issued by Principal Management or an affiliated person, as defined is
                Section 2(a)(3) of the Investment Company Act of 1940, of Principal Management (e.g. common stock issued by Principal Financial Group).

IV.      Restricted and Prohibited Transactions

          A. Portfolio Trading/Holdings Access Persons may not purchase or sell any Security included on the Restricted List, except that a Portfolio Trading/Holdings Access Person may purchase or sell the greater of 500 shares of any such stock or 1% of the average daily trading volume of the stock during the 90 days preceding the date of a request to trade, if prior approval is obtained in accordance with the pre-clearance procedures described below in
               Section V. Portfolio Trading/Holdings Access Persons may sell Securities included on the Restricted List in excess of the 500 shares/1% volume limitation if prior approval is obtained in accordance with the pre-clearance procedures described below in
               Section V. The prohibition described in this section of the Code does not apply to transactions in securities issued by mutual funds, exchange traded funds, interests in variable annuity or variable life insurance contracts or securities issued by Principal Financial Group.



         B. No Access Person may acquire, directly or indirectly, beneficial ownership in any Security that is part of an initial public offering ("IPO") or a limited offering ("LO") without prior written approval of the President of Principal Management Corporation. Permission to purchase securities in an IPO or LO must be requested by submitting a written request for approval of the purchase that includes a description of any special circumstances that might permit such approval. Under no circumstances will permission to purchase an IPO be granted to an Access Person who is an NASD registered representative.

         C. No Access Person may purchase or sell a Security listed on a Restricted List, except as provided elsewhere in this Code. (See
                Section V. Pre-clearance).

V.       Pre-Clearance

All Access Persons, except an Access Person who is a director of a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 (an "Independent Director"), must receive pre-clearance prior to purchasing or selling a Security, unless exempt from such pre-clearance as provided in Section III of this Code. The required pre-clearance procedure is different for Portfolio Trading/Holdings Access Persons compared to the procedure for all other Access Persons, as described in this section of the Code. If any Access Person uses material, non-public information in connection with a Securities transaction, such transaction will be deemed to be a violation of the Code even if pre-clearance for such transaction is obtained.

If the Security for which pre-clearance is requested is not included on the Restricted List, permission to trade the Security will be granted. If the Security is included on the Restricted List, permission to trade the Security will be limited to a transaction, during a calendar quarter, involving no more than the greater of 500 shares or 1% of the average daily trading volume during the 90 days preceding the date of the pre-clearance request. This type of preclearance is referred to as Limited Pre-Clearance. Permission to sell shares in excess of the Limited Pre-Clearance amount may be granted at the discretion of the Designated Compliance Officer, the Funds' Chief Compliance Officer or Principal Management Chief Compliance Officer, so long as a Fund is not then trading the Security.

Pre-Clearance Procedures for Portfolio Trading/Holdings Access Persons

Portfolio Trading/Holdings Access Persons must comply with the following two-step pre-clearance procedure, prior to completing a trade:

         A. Portfolio Trading/Holdings Access Person must first request pre-clearance using the StarCompliance system or, if that system is unavailable, by e-mail or telephone call to the Designated Compliance Officer, as described below under "Pre-Clearance Procedures for all Other Access Persons." The StarCompliance system, or the Designated Compliance Officer, determines whether a Security is on the Restricted List in connection with a PGI Sub-Advised Fund. If Limited Pre-Clearance is granted, the Portfolio Trading/Holdings Access Person may trade within that limitation without seeking additional pre-clearance.

         B. If pre-clearance requested pursuant to "A" above is provided without the 500 share/1% trading volume limitation, a Portfolio Trading/Holdings Access Person must then request pre-clearance by sending an e-mail to the Designated Portfolio Accounting Monitor. The Designated Portfolio Accounting Monitor is any person appointed by Principal's Chief Accounting Officer to carry out this pre-clearance responsibility. The Designated Portfolio Accounting Monitor will determine whether the Security for which permission to trade is being requested is on the Restricted List in connection with a Non-PGI Sub-Advised Fund.

Pre-Clearance Procedures for All Other Access Persons

Access Persons, other than Portfolio Trading/Holdings Access Persons, may obtain pre-clearance for a trade in two ways:

         A. Using the online pre-clearance system (StarCompliance). All Access Persons have access to the online compliance system. A pre-clearance request can be entered into the system by the Access Person.

         B. Via an e-mail or a telephone call to the Designated Compliance Officer. The Designated Compliance Officer is any person appointed by Principal to carry out the day-to-day administration of this Code of Ethics. In the event that the Access Person is unable to use the online compliance system, a telephone call can be made to the Designated Compliance Officer, who will authorize or reject a proposed trade via telephone and who will assure a written record of such authorization or rejection is made and maintained.

Pre-clearance of a personal security transaction is valid for 5 days after given. If the purpose of the request is to obtain approval for a stop loss order, then those approvals are valid for 60 calendar days. After these periods have elapsed, an Access Person must reapply for pre-clearance.

VI.      Disclosure of Securities Ownership and Securities Transactions

         A. Initial Holdings Report. Access Persons must, within 10 days of their appointment as an Access Person, furnish a report to the Designated Compliance Officer containing the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

(1) The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;
(2) The name and address of any broker, dealer or bank at which the Access Person maintained any account in which any securities (including direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments, mutual fund shares and variable contracts) were held for the direct or indirect benefit of the Access Person;
(3) The account number of any account described in (2), above; and (4) The date the Access Person submitted the report.



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         B. Periodic Reporting. Access Persons must direct brokerage and other firms with which
                they have securities accounts (except accounts in which only purchases or withdrawals are made as part of an Automatic Investment Plan) to furnish duplicate copies of confirmations of all personal securities transactions, on a timely basis, to the following address:

                           Principal Global Investors
                           Attn.:  Compliance Department
                           711 High Street
                           Des Moines, Iowa  50392-0150

                All Access Persons must also provide a Quarterly Transaction Report and an Annual Holdings Report, described below. Each of these reports shall be made via an electronic reporting system made available to Access Persons for this purpose, or by other means with permission from the Designated Compliance Officer.

                (1) Quarterly Transaction Reports. All Access Persons shall file a report within 30 days after the end of each calendar quarter listing all their personal securities transactions during the previous calendar quarter in any Security (as defined in Section II, A.) in which such person has acquired or sold any direct or indirect beneficial ownership, including transactions exempt from the pre-clearance provisions of this Code under Section III, unless such transactions were completed under an Automatic Investment Plan or were transactions in securities issued by Principal Management or an affiliated person of Principal Management. Transactions completed as part of an Automatic Investment Plan and transactions in securities issued by Principal Financial Group, do not need to be included in a Quarterly Transaction Report. The report shall contain the following information:

                a       The date of the transaction(s), the title, and as
                        applicable the exchange ticker symbol or CUSIP number,
                        the interest rate and maturity date the number of shares
                        and the principal amount of each Security involved;
                b       The nature of the transaction(s) (e.g., purchase or sale
                        or any other type of acquisition or disposition);
                c       The price at which the transaction(s) was effected;
d The name of the broker, dealer or bank with or through which the transaction was effected; and e The date the report is submitted by the Access Person.

                (2) Annual Holdings Report. All Access Persons must furnish a report containing the information described in Section A above (which information must be current as of a date no more than 45 days prior to the date the report is submitted) on or before January 30. Holdings of securities issued by Principal Financial Group are exempt from this reporting requirement.

         C. Reporting Exceptions. An Access Person who is an Independent Director and who would be required to make a report solely by reason of being a Fund director, need not make an initial holdings report described in subsection A above, nor an annual holdings report described in subsection B(2) above. In addition, an Independent Director need not provide a quarterly transaction report described in subsection B(1) above, unless the Independent Director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known, that during the 15-day period immediately before or after the Independent Director's transaction in a Security, the Fund purchased or sold the Security, or the Fund's Manager considered purchasing or selling the Security.

VII.     Certification of Compliance

         Each Access Person and each employee of Principal Management will be provided with a copy of the Code and any amendment, and must provide a written acknowledgement of receipt of the Code and any amendment (including electronic acknowledgement via the compliance system). All such persons will be required to certify annually that they have read and understand the Code and its applicability to them, and that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities holdings and transactions as required by the Code.

VIII.    Gifts

         Access Persons are prohibited from receiving any gift or other thing having a value of more than $100 in the aggregate in any calendar year from any person or entity that does business with or on behalf of the Funds. Gifts do not include occasional dinners, sporting event tickets or other entertainment that Access Persons attend with their host.

         All gifts greater than $50 must be reported. An email containing the following information should be sent to Jamie Stenger
         (stenger.jamie@principal.com) outlining the gift:

-        Date gift received
-        Description of gift
-        Details of provider of the gift
-        Value of gift

IX.      Service as a Corporate Director

         Access Persons are prohibited from serving on the board of directors of a publicly traded company. However, prior authorization to serve may be obtained from the President of Principal Management Corporation. Authorization is based on a determination that board service would be consistent with the interests of the Funds and their shareholders.

X.       Administration and Sanctions

         All Access Person reports of personal securities transactions and holdings filed under this Code shall be reviewed by the Designated Compliance Officer, who may utilize an electronic compliance system to facilitate the review process.

         All Access Persons and all employees of Principal Management are required to promptly report any violation of the Code to the Designated Compliance Officer.

         The Designated Compliance Officer shall ensure that the Chief Compliance Officers of the Funds, Principal Management Corporation and Princor Financial Services Corporation receive reports of all violations of Access Persons of the entities for which each serves as Chief Compliance Officer.

         The Chief Compliance Officer to whom a violation is reported may recommend to the President of the appropriate Principal Fund Entity, the imposition of such sanctions as he/she deems appropriate. Sanctions may include a letter of censure, suspension of personal securities transactions, disgorgement of profits to a charitable organization determined by Principal Management, and suspension or termination of the employment of the violator.

         Responsibility for this Code is vested in the President of the Principal Fund Entity that has adopted the Code. The Chief Compliance Officer of each such Principal Fund Entity is responsible for overseeing the implementation of the Code on a day-to-day basis and may appoint a Designated Compliance Officer for this purpose.

         If Access Persons have any questions regarding the interpretation of this Code, or have identified any potential issues or breaches of the Code, they should contact one of the personnel listed below. The identity of the person currently serving in such role may be obtained from the Administrative Assistant to the President of the Principal Fund Entity. The contact list in order of escalation is:

         Designated Compliance Officer

         Principal Management Corporation Chief Compliance Officer

         Counsel for the Principal Fund Entities

         Access Persons can also report violations of the Code through the corporate "Whistle Blower" process. Access Persons can find information about this process at:

         http://inside.principal.com/gfr/brc/busprac/whistleblower.shtm

         In addition the Ethics Hotline can be used to report violations of the Code at any time by calling 1-866-858-4433.

         Any information passed through the Whistle Blower process will remain confidential.

         Annually, those individuals charged with the responsibility for carrying out this Code on behalf of a Principal Fund Entity shall prepare a written report to the Boards of Directors of such entity and of the Funds that, at a minimum, will include:

                (1) A certification that such entity has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code;

                (2) Identification of material violations and sanctions imposed in response to those violations during the past year;

                (3) A description of issues that arose during the previous year under the Code; and

                (4) Recommendations, if any, as to changes in existing restrictions or procedures based on experience with this Code, evolving industry practices or developments in applicable laws or regulations.